Exhibit 99.1

BROADRIDGE REPORTS SECOND QUARTER FISCAL YEAR 2012 RESULTS

Reaffirms Full Year Non-GAAP Earnings Per Share Guidance

LAKE SUCCESS, N.Y., Feb. 7, 2012 – Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the second quarter of its fiscal year 2012. For the three months ended December 31, 2011, the Company reported revenues of $480 million, GAAP net earnings from continuing operations of $7 million, Non-GAAP net earnings from continuing operations of $15 million, GAAP diluted earnings per share from continuing operations of $0.05 and Non-GAAP diluted earnings per share from continuing operations of $0.12. This compares with revenues of $442 million, GAAP net earnings from continuing operations of $11 million and GAAP diluted earnings per share from continuing operations of $0.08 for the comparable quarter of the previous fiscal year. Our Non-GAAP results exclude the impact of an impairment charge on our investment in the common stock of Penson Worldwide, Inc. (“Penson”) and the costs associated with the migration of our data center to International Business Machines Corporation (“IBM”), as discussed in more detail below.

Commenting on the results, Richard J. Daly, Chief Executive Officer, said, “Overall, I am satisfied with our second quarter results. The core recurring revenues of the business are solid, recurring revenue closed sales are strong and our client revenue retention rate remains excellent. We did not include any significant improvement in event-driven revenues in our previous guidance, and we have not seen any such improvement to date as this activity still remains weak in this economic environment.”

Mr. Daly concluded, “I am very pleased with the progress we have made in the implementation of our strategic initiatives and the integration of our recent acquisitions. The Penson conversion is complete, the IBM implementation is progressing as planned and our acquisitions are generating meaningful revenue and earnings. I remain confident about Broadridge’s ability to achieve its fiscal year 2012 guidance and to continue to improve operating results in fiscal year 2013 and beyond.”

IBM Data Center Migration

In March 2010, Broadridge entered into an Information Technology Services Agreement with IBM, under which IBM will provide certain aspects of our information technology infrastructure that are currently being provided under our data center outsourcing services agreement with ADP. Our Non-GAAP results exclude the impact of the costs the Company expects to incur in connection with the migration of our data center to IBM (the “Migration”). These Migration costs are significant and we believe this information helps investors understand the effect of the Migration on our reported results and provides a better representation of our actual performance. The Migration costs are recorded in our Other segment and Cost of revenues in the Condensed Consolidated Statements of Earnings. We remain confident that the Migration will be substantially complete by the end of our 2012 fiscal year.

Impairment of Penson Common Stock

During the second quarter of fiscal year 2012, Broadridge performed its periodic review of its investment in the common stock of Penson for impairment. We factored in the level of the decline in the fair value of the stock and determined that the market value of the stock may not equal or exceed the cost basis of our investment within a reasonable period of time. After consideration of the severity and duration of time of this decline in fair value as well as the reasons for the decline in value, the Company recorded a $10 million non-cash “other-than-temporary impairment” charge (the “Penson OTTI charge”) in our Other segment and Other expenses, net in the Condensed Consolidated Statements of Earnings at December 31, 2011, and established a new cost basis for this investment.

Financial Results for Second Quarter Fiscal Year 2012

For the second quarter of fiscal year 2012, revenues increased 8% to $480 million, compared to $442 million for the comparable period last year. The increase was driven by a positive contribution from recurring fee revenues of approximately $39 million including net new business (defined as closed sales less client losses), internal growth, acquisitions, the Penson outsourcing services agreement, and higher distribution revenues of $3 million, partially offset by lower event-driven fee revenues of $4 million due to lower mutual fund activity. GAAP pre-tax margins from continuing operations of 2.2% decreased compared to 3.7% for the same period last year primarily due to the $10 million Penson OTTI charge and $4 million of IBM Migration costs. Non-GAAP pre-tax margins from continuing operations were 5.0%.

For the second quarter of fiscal year 2012, GAAP net earnings from continuing operations of $7 million decreased 36%, compared to $11 million for the same period last year, primarily due to the aforementioned Penson OTTI charge and IBM Migration costs. Non-GAAP net earnings from continuing operations were $15 million. GAAP diluted earnings per share from continuing operations decreased to $0.05 per share, compared to $0.08 per share in the second quarter of fiscal year 2011. Non-GAAP diluted earnings per share from continuing operations were $0.12. The Penson OTTI charge and the IBM Migration costs decreased GAAP diluted earnings per share by $0.05 and $0.02, respectively.

Analysis of Second Quarter Fiscal Year 2012

Investor Communication Solutions

Revenues for the Investor Communication Solutions segment increased 8% to $317 million in the second quarter of fiscal year 2012 compared to the second quarter of fiscal year 2011. Higher recurring fee revenues contributed $24 million and higher distribution revenues contributed $3 million, partially offset by lower event-driven fee revenues of $4 million due to lower mutual fund activity. The positive contribution from recurring fee revenues was driven primarily by net new business, internal growth and acquisitions. Operating margin increased by 2.4 percentage points to 3.3% as a result of higher recurring revenues and cost containment efforts.

Securities Processing Solutions

Revenues for the Securities Processing Solutions segment increased 10% to $161 million in the second quarter of fiscal year 2012 compared to the second quarter of fiscal year 2011. The increase was driven by net new business, acquisitions and the Penson outsourcing services agreement. Operating margin decreased, as expected, by 0.7 percentage points to 12.5% as a result of integration costs associated with the acquisition of Paladyne Systems, Inc.

Other

Pre-tax loss from continuing operations increased by $16 million in the second quarter of fiscal year 2012, primarily due to the Penson OTTI charge of $10 million and IBM Migration costs of $4 million.

Financial Results for Year-to-Date Fiscal Year 2012

For the six months ended December 31, 2011, revenues increased 11% to $956 million, compared to $864 million for the comparable period last year. The increase was driven by a positive contribution from recurring fee revenues of approximately $84 million including net new business, internal growth, acquisitions, the Penson outsourcing services agreement, and higher distribution revenues of $13 million, partially offset by lower event-driven fee revenues of $5 million due to lower mutual fund activity. GAAP pre-tax margins from continuing operations of 3.8% declined compared to 4.3% for the same period last year as a result of the $10 million Penson OTTI charge and $7 million of IBM Migration costs. Non-GAAP pre-tax margins from continuing operations were 5.6%.

For the six months ended December 31, 2011, GAAP net earnings from continuing operations of $24 million were essentially unchanged compared to the same period last year. Non-GAAP net earnings from continuing operations were $34 million. GAAP diluted earnings per share from continuing operations increased to $0.19 per share compared to $0.18 per share for the comparable period of fiscal year 2011. Non-GAAP diluted earnings per share from continuing operations were $0.27. The Penson OTTI charge and the IBM Migration costs decreased GAAP diluted earnings per share by $0.05 and $0.03, respectively.

During the first six months of fiscal year 2012, our recurring revenue closed sales of $63 million increased 20% from last year’s comparable period. Free cash flow was $67 million. In addition, the Company repurchased approximately 0.9 million shares of Broadridge common stock under its stock repurchase plan at an average price of approximately $22.71 per share, and approximately 6.7 million shares remain available for purchase under the current stock repurchase plan as of December 31, 2011.

Fiscal Year 2012 Financial Guidance

We have lowered our fiscal year 2012 full year revenue, GAAP earnings margins and GAAP diluted earnings per share guidance to reflect the impact of lower than expected event-driven revenues and the Penson OTTI charge. We anticipate revenue growth in the range of 8% to 9%, GAAP earnings from continuing operations before income taxes margins in the range of 11.2% to 12.0% and Non-GAAP earnings from continuing operations before income taxes margins in the range of 13.0% to 13.8%. We anticipate GAAP diluted earnings per share from continuing operations in the range of $1.29 to $1.39, and we are reaffirming Non-GAAP diluted earnings per share from continuing operations in the range of $1.50 to $1.60, based on diluted weighted-average shares outstanding of approximately 128 million shares. The Penson OTTI charge and the IBM Migration costs decreased our fiscal year 2012 GAAP diluted earnings per share from continuing operations guidance by $0.05 and $0.16, respectively.

Free cash flow, excluding the IBM Migration costs, is expected to be in the range of approximately $210 million to $260 million. Recurring revenue closed sales are expected to be in the range of $110 million to $150 million.

Our guidance does not take into consideration the effect of any future acquisitions, additional debt or share repurchases in excess of the repurchases needed to be at our 128 million diluted weighted-average outstanding shares guidance.

Non-GAAP Measures

In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”) and should be viewed in addition to, and not as a substitute for, the Company’s reported results. Net earnings excluding the Penson OTTI charge and the IBM Migration costs, diluted earnings per share excluding the Penson OTTI charge and the IBM Migration costs, and pre-tax earnings margins excluding the Penson OTTI charge and the IBM Migration costs are Non-GAAP measures. These measures are adjusted to exclude costs to be incurred in connection with the Penson OTTI charge and the IBM Migration as Broadridge believes this information helps investors understand the effect of the Penson OTTI charge and the IBM Migration on reported results and provides a better representation of our actual performance. Free cash flow is a Non-GAAP measure and is defined as cash flow from operating activities, less capital expenditures and purchases of intangibles. Management believes such Non-GAAP measures provide investors with a more complete understanding of Broadridge’s underlying operational results. These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. Accompanying this release is a reconciliation of Non-GAAP measures to the comparable GAAP measures.

Earnings Conference Call

An earnings conference call will be held today, Tuesday, February 7th at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com and click on the webcast icon. The presentation will be available to download and print approximately 30 minutes before the webcast on the Broadridge Investor Relations home page at www.broadridge-ir.com. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge is a technology services company focused on global capital markets. Broadridge is the market leader enabling secure and accurate processing of information for communications and securities transactions among issuers, investors and financial intermediaries. Broadridge builds the infrastructure that underpins proxy services for over 90% of public companies and mutual funds in North America; processes more than $4 trillion in fixed income and equity trades per day; and saves companies billions annually through its technology solutions. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2012 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 (the “2011 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2011 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; changes in laws and regulations affecting the investor communication services provided by Broadridge; declines in participation and activity in the securities markets; overall market and economic conditions and their impact on the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; any significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

Contact Information

Investors:

Rick Rodick

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5474

Broadridge Financial Solutions, Inc.

Condensed Consolidated Statements of Earnings

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Revenues	$479.8	$442.3	$956.2	$863.7

Cost of revenues	382.6	356.6	765.4	693.2
Selling, general and administrative expenses	73.5	66.9	138.2	128.4
Other expenses, net	13.1	2.3	15.8	4.7

Total expenses	469.2	425.8	919.4	826.3

Earnings from continuing operations before income taxes	10.6	16.5	36.8	37.4
Provision for income taxes	3.8	5.9	13.3	13.5

Net earnings from continuing operations	6.8	10.6	23.5	23.9
Loss from discontinued operations, net of tax benefit	—	(0.2)	—	(0.2)

Net earnings	$6.8	$10.4	$23.5	$23.7

Earnings per share:
Basic earnings per share from continuing operations	$0.05	$0.08	$0.19	$0.19
Basic loss per share from discontinued operations	—	—	—	—

Basic earnings per share	$0.05	$0.08	$0.19	$0.19

Diluted earnings per share from continuing operations	$0.05	$0.08	$0.19	$0.18
Diluted loss per share from discontinued operations	—	—	—	—

Diluted earnings per share	$0.05	$0.08	$0.19	$0.18

Weighted-average shares outstanding:
Basic	123.7	125.0	123.7	125.8
Diluted	127.2	128.5	126.9	129.0

Dividends declared per common share	$0.16	$0.15	$0.32	$0.30

Broadridge Financial Solutions, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

(Unaudited)

	December 31, 2011	June 30, 2011
Assets
Current assets:
Cash and cash equivalents	$238.2	$241.5
Accounts receivable, net of allowance for doubtful accounts of $2.2 and $2.0, respectively	296.6	406.6
Other current assets	100.1	103.3

Total current assets	634.9	751.4
Property, plant and equipment, net	78.5	83.1
Goodwill	789.3	735.6
Intangible assets, net	160.9	147.2
Other non-current assets	233.3	186.7

Total assets	$1,896.9	$1,904.0

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$92.6	$119.0
Accrued expenses and other current liabilities	170.1	230.3
Deferred revenues	38.1	33.4
Short-term borrowings	—	400.0

Total current liabilities	300.8	782.7
Long-term debt	594.3	124.3
Deferred taxes	63.4	71.3
Deferred revenues	52.8	47.3
Other non-current liabilities	101.8	81.1

Total liabilities	1,113.1	1,106.7

Commitments and contingencies

Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 150.6 shares and 149.6 shares, respectively; outstanding, 123.8 and 123.7 shares, respectively	1.5	1.5
Additional paid-in capital	699.4	667.4
Retained earnings	625.8	642.2
Treasury stock: at cost, 26.8 and 25.9 shares, respectively	(549.2)	(529.9)
Accumulated other comprehensive income	6.3	16.1

Total stockholders’ equity	783.8	797.3

Total liabilities and stockholders’ equity	$1,896.9	$1,904.0

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Revenues
	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Investor Communication Solutions	$316.8	$294.1	$629.8	$573.6
Securities Processing Solutions	161.1	146.1	319.5	287.8
Other	0.1	0.1	0.1	0.1
Foreign currency exchange	1.8	2.0	6.8	2.2

Total	$479.8	$442.3	$956.2	$863.7

	Earnings (Loss) from Continuing Operations before Income Taxes
	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Investor Communication Solutions	$10.6	$2.6	$19.0	$9.0
Securities Processing Solutions	20.2	19.3	48.0	40.2
Other	(22.7)	(7.2)	(35.6)	(15.2)
Foreign currency exchange	2.5	1.8	5.4	3.4

Total	$10.6	$16.5	$36.8	$37.4

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

(In millions, except per share amounts)

	Pre-Tax Margins from Continuing Operations
	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Adjusted Earnings from Continuing Operations before Income Taxes (Non-GAAP)	$24.0	$16.5	$53.4	$37.4
Penson OTTI charge	(9.7)	—	(9.7)	—
IBM Migration costs	(3.7)	—	(6.9)	—

Earnings from Continuing Operations before Income Tax (GAAP)	$10.6	$16.5	$36.8	$37.4

Pre-tax Margins (Non-GAAP)	5.0%	3.7%	5.6%	4.3%
Pre-tax Margins (GAAP)	2.2%	3.7%	3.8%	4.3%

	Net Earnings from Continuing Operations
	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Adjusted Net Earnings from Continuing Operations (Non-GAAP)	$15.4	$10.6	$34.1	$23.9
Penson OTTI charge, net of taxes	(6.2)	—	(6.2)	—
IBM Migration costs, net of taxes	(2.4)	—	(4.4)	—

Net Earnings from Continuing Operations (GAAP)	$6.8	$10.6	$23.5	$23.9

	Diluted Earnings Per Share from Continuing Operations
	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Adjusted Diluted Earnings Per Share from Continuing Operations (Non-GAAP)	$0.12	$0.08	$0.27	$0.18
Penson OTTI charge	(0.05)	—	(0.05)	—
IBM Migration costs	(0.02)	—	(0.03)	—

Diluted Earnings Per Share from Continuing Operations (GAAP)	$0.05	$0.08	$0.19	$0.18

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Fiscal Year 2012 Guidance

(In millions, except per share amounts)

	FY12 Guidance Range
	Low	High
Adjusted Earnings from Continuing Operations before Income Taxes (Non-GAAP)	$305	$327
Penson OTTI charge	(10)	(10)
IBM Migration costs	(33)	(33)

Earnings from Continuing Operations before Income Taxes (GAAP)	$262	$284

Pre-tax Margins (Non-GAAP)	13.0%	13.8%
Pre-tax Margins (GAAP)	11.2%	12.0%

	FY12 Guidance Range
	Low	High
Adjusted Diluted Earnings Per Share from Continuing Operations (Non-GAAP)	$1.50	$1.60
Penson OTTI charge	(0.05)	(0.05)
IBM Migration costs	(0.16)	(0.16)

Diluted Earnings Per Share from Continuing Operations (GAAP)	$1.29	$1.39

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Free Cash Flow

(In millions)

	Six Months Ended December 31, 2011	FY12 Guidance Range(a)
	Actual	Low	High
Net Earnings from Continuing Operations (GAAP)	$24	$165	$179
Depreciation and amortization (includes other LT assets)	44	95	100
Stock-based compensation expense	13	31	31
Other	(7)	2	10

Subtotal	74	293	320

Working capital changes	52	(15)	(15)
Long-term assets & liabilities changes(b)	(30)	(55)	(45)

Net cash flow provided by continuing operating activities	95	223	260

Cash Flows From Investing Activities
IBM/ITO data center investment	(5)	(15)	(10)
Penson	(7)	(7)	(7)
Capital expenditures and software purchases	(16)	(65)	(55)

Free cash flow (Non-GAAP)(c)	$67	$136	$188

(a)	Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases in excess of the repurchases needed to achieve our 128 million diluted weighted-average shares outstanding guidance.
(b)	Includes IBM Migration costs of $(12)M and ~$(33)M for YTD Q2FY12 actual and FY12 guidance, respectively.
(c)	FY12 range presented in this table includes the impact of ~$(73)M due to IBM Migration costs. When the IBM Migration costs are excluded from the FY12 range, free cash flow would be ~$210M to ~$260M, with the mid-point of ~$235M.